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                                                                    Exhibit 10.4
                                                                        ORIGINAL

              HARDWARE AND SOFTWARE TECHNOLOGY LICENSING AGREEMENT

This agreement is made as February 1, 1996 by and between Advanced Telecommunications Modules Limited whose registered office is at Mount Pleasant House, 2 Mount Pleasant, Cambridge CB3 0BL ("ATML") and its affiliate Advanced Telecommunications Modules, Inc.; and Com21, Inc. at 1991 Landings Drive, Mountain View, California USA 94043 ("Licensee")

WHEREAS:

ATML develops and markets computer communications software and hardware and Licensee wishes to license such technology on the terms of this license.

NOW IT IS AGREED:

1.         INTERPRETATION

1.1 In this Agreement, save where the context otherwise requires, the following words and phrases shall have the following meanings:

           "Affiliate"                any Holding or Subsidiary company of any
                                      company and any Subsidiary or Holding
                                      company of any such Holding company of
                                      such company

           "Agreement"                this agreement together with all of its
                                      Schedules

           "Designated Equipment"     the equipment specified in Schedule 2 as
                                      amended from time to time by the written agreement of the parties

           "Documentation"            any documentation supplied to Licensee by
                                      ATML from time to time during the
                                      continuation of this Agreement and which relates to the Licensed Technology

           "Generated                 Technology" all software programs
                                      generated from, or in connection with, or by the use of, the Licensed Software and all hardware generated from or in connection with or by the use of the Licensed Hardware and all modified, enhanced, updated, revised or additional versions and releases (including new releases) thereof

           "Intellectual              Property Rights" patents, trade marks,
                                      service marks, registered designs and
                                      applications for any of the foregoing,
                                      copyright, know-how confidential
                                      information, trade or business names,
                                      design rights and any other similar rights protected in any country

           "Licensed Hardware"        the hardware specified in Part 2 of
                                      Schedule 1, as amended from time to time

           "Licensed Software"        the software specified in Part I of
                                      Schedule I as amended from time to time

           "Licensed Technology"      together the Licensed Hardware and the
                                      Licensed Software


           "Maintenance Services"     the maintenance services to be provided by
                                      ATML to Licensee in


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                                      accordance with Schedule 3 and clause 3

           "Maintenance Services Fee" the fee for the Maintenance Services set
                                      out in Clause 5 of this agreement and as amended from time to time by ATML

           "Object Code"              the directly executable program in binary
                                      code derived from Source Code using a
                                      compiler or otherwise

           "Price"                    the license fee specified in Clause 5

           "Royalty"                  the royalty payable by Licensee to ATML in
                                      accordance with the terms of Schedule 4
                                      and Clause 5

           "Source Code" all material necessary to enable a programmer of reasonable skill and experience to maintain and enhance software, including but not limited to, logic, logic diagrams, flow charts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, specifications and the program instructions

           "Territory"                the territory specified in Schedule 5

1.2 The headings to the clauses of this Agreement are for ease of reference only and shall not affect the interpretation or construction thereof.

1.3 Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended extended or re-enacted.

1.4 Words importing the singular number shall include the plural and vice versa, words importing any gender shall include all other genders, words importing persons shall include bodies corporate, unincorporated associations and partnerships and vice versa and references to the whole shall include the part and vice versa.

2.         EXTENT OF LICENSE

2.1 ATML grants to Licensee for the term of this Agreement a non-exclusive, non-transferable and royalty bearing license under all applicable patents, copyrights, and trade secrets in the Territory, to:

           2.1.1 use, copy and modify the Source Code and Object Code of the Licensed Technology and create derivative works of the Licensed Technology for use on or in the course of the operation of the Designated Equipment only; and

           2.1.2 grant non-exclusive, non-assignable sub-licenses of the Object Code of the Licensed Technology and the Object Code of the Generated Technology to any third party for such third party to use on or in the course of the operation of the Designated Equipment; and

           2.1.3     use and copy the Documentation for its own internal use;

           2.1.4 sub-license the Object Code of the Licensed Technology and the Object Code of the Generated Technology to U.S. Government agencies PROVIDED THAT if a sub-license is granted to any unit or agency of the United States Government the sub-license shall contain legends in the form or substantially similar to the following provisions:



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                     2.1.4.1   For units of the Department of Defense:

                               The Licensed [Software] is commercial computer software as defined in 48 C.F.R.211 and therefore is provided to units of the Department of Defense under the terms of this agreement for the Licensed [Software]. In the alternative, if 48 C.F.R.211 is not invoked, the Licensed [Software] is licensed as follows: Restricted rights Legend:
                               Use, duplication, or disclosure by the United States Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software Clause at 48 C.F.R.52.227-7013, LICENSEE's name and address.

                     2.1.4.2   For civilian agencies:

                               Restricted Rights Legend: Use, reproduction, or disclosure is subject to restrictions set forth in subparagraph (a) through (d) of the Commercial Computer Software Restricted Rights clause at 48 C.F.R.52.227-19 and the limitations set forth in LICENSEE's standard commercial agreement for the software. Unpublished rights reserved under the copyright laws of the United States.

           2.1.5     use, copy and modify the Licensed Technology listed in
                     Schedule 1, which include all related firmware software, hardware drawings, schematics, bills of material, parts and component specifications, manufacturing processes and procedures, internal design drawings, and design and manufacturing drawings. As part of the maintenance contract, ATML will timely provide the same information regarding updates, changes, modifications and enhancements to this Licensed Hardware.

2.2 This License permits use of the Licensed Technology only to the extent that such use is necessary for the purposes specified in sub-clause 2.1 but is subject to Licensee satisfying the following conditions:

           Licensee shall:

           2.2.1 include all such copyright and other proprietary rights notices on any products incorporating any Licensed Technology as ATML shall from time to time specify in writing that provides sufficient notice necessary to protect ATML's intellectual property; and

           2.2.2 not, and shall contract with its sub-licensees of the Licensed Technology or the Generated Technology that they shall not, copy the Licensed Technology or the Generated Technology other than in accordance with the express terms of this Agreement; and

           2.2.3 exclude liability of ATML and its Affiliates in respect of the Licensed Technology and the Generated Technology to the full extent legally possible in all its dealings with or exploitation of the same and contract with its sub-licensees; and

           2.2.4 reasonably notify ATML of all geographical areas where the Licensed Technology and/or the Generated Technology (or any part thereof) will be licensed, or otherwise released by or through or on behalf of it, to enable ATML to consider local legal requirements for the protection of the Intellectual Property Rights in the Licensed Technology, in those jurisdictions; and

           2.2.5 include in all sub-licenses and other agreements in respect of the Licensed Technology and/or Generated Technology (or any of them) a provision to make it clear that ATML does not accept any liability for the supply of any upgrades or maintenance of any kind in relation to the Licensed Technology or the Generated Technology; and

           2.2.6 where the Licensed Technology and/or the Generated Technology is sub-licensed within the European Union the Licensee shall include in all sub-licenses and other agreements a clause in the


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                     following terms:

                     "[Sub-licensee] shall not modify, enhance, decompile, disassemble or reverse engineer the [Licensed Technology/Generated Technology]. Information necessary to achieve inter-operability of the [Licensed
                     Technology/Generated Technology] with other programs is available from [Licensee],"

           2.2.7 not deface, remove, obliterate or otherwise interfere with any copyright notice of ATML on the Licensed Technology and Documentation and all copies thereof; and

           2.2.8     pay all Royalties and the Price when they fall due; and

           2.2.9 notify ATML forthwith on it becoming aware of any claim or potential claim of infringement of third party Intellectual Property Rights by the use or dealing with the Licensed Technology or Generated Technology in accordance with this Agreement or the terms of any sub-license or other fights granted pursuant to the terms of this Agreement; and

           2.2.10 not settle or compromise or negotiate the settlement of any third party claim for breach of Intellectual Property Rights in respect of the Licensed Technology without the prior written consent of ATML and if requested by ATML pass the conduct of any such claim to ATML.

2.3 Save as expressly specified in this clause 2, Licensee shall not copy or disclose the Licensed Technology, the Generated Technology or the Documentation for any purpose whatsoever without the prior written consent of ATML. Licensee is authorized to make a maximum of 10 copies of the Licensed Technology for back up purposes only and shall keep such back up copies at its Company locations.

2.4        Licensee:-

           2.4.1 shall have the right to modify or enhance the Licensed Technology as permitted in this document;

           2.4.2 shall own the intellectual property in those elements of the Generated Technology created by the Licensee;

           2.4.3 hereby grants to ATML a world-wide, royalty free, perpetual and irrevocable license to use, copy and modify any modifications and enhancements of the Licensed Technology made by the Licensee and/or its agents;

           2.4.4 will negotiate in good faith a separate license agreement with ATML on `most favored nation terms' which will provide preferential access by ATML to the source code, object code and intellectual property of those elements of the Generated Technology created by the Licensee and subsequently incorporated into products.

2.5 The relationship between the parties hereunder is of licenser and licensee. ATML and Licensee (including their officers, employees or agents):

           2.5.1 shall not be deemed to be the agents or representatives, legal or otherwise of the other for any purpose;

           2.5.2 are not granted any express or implied right or authority to assume or create an obligation or responsibility on behalf of or in the name of the other or to the other in any manner;

           2.5.3 shall not act or purport to act as agents or representatives of the other when endeavoring to make sales of the Licensed Technology and/or the Generated Technology.



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3.         SECURITY, INTELLECTUAL PROPERTY RIGHTS AND MAINTENANCE

3.1 Licensee agrees not to alter, remove, conceal or deface any copyright, or other proprietary rights notice or identification which indicates the ownership of the Licensed Technology or the Documentation or any interest therein (including Intellectual Property Rights) provided by ATML (and on all copies thereof) and Licensee shall ensure that all copies of the Licensed Technology and the Documentation and all derivatives thereof containing the Licensed Technology, or any of it, or any derivative which provides materially the same function as the Licensed Technology, or any of it, made by or on behalf of Licensee shall bear the proprietary rights notice contained on the Licensed Technology when received by Licensee. Licensee shall ensure that the terms of contracts entered by it in respect of the Licensed Technology or any of it contain terms the same as this sub-clause 3.1 binding such third party.

3.2 ATML shall provide Licensee with Maintenance Services in accordance with the following provisions during the period that Licensee continuously maintains Maintenance Services:-

           3.2.1 the Maintenance Services shall be provided by ATML for the term of this Agreement;

           3.2.2 ATML shall invoice Licensee with the Maintenance Services Fee annually, in advance.

           3.2.3 ATML will keep Licensee at the current level of revisions, enhancements, bug fixes free of charge.

           3.2.4 At all times ATML will keep Licensee current with all modifications to the Licensed Technology such that Licensee can make timely modifications to the Generated Technology to interface with ATML's currently sold and latest generation ATM switch and motherboard, where applicable.

3.3 For the avoidance of doubt the obligation of ATML to provide Maintenance Services shall be in respect of the Licensed Software and Licensed Hardware only and shall not be extended to the Generated Technology.

3.4 Licensee acknowledges that title to and all Intellectual Property Rights in the Licensed Technology and all modifications, upgrades, new releases and enhancements thereof and to all manuals and other Documentation relating thereto are and shall remain vested in ATML, or its Affiliates at all times. The provisions of this Agreement do not grant any rights to Licensee in respect of the use of any trade mark of ATML or any Affiliate of it, which is hereby specifically excluded. However, this in no way limits or reduces the obligation of Licensee to give full credit to ATML in respect of the Licensed Technology and to apply all copyright notices of ATML thereto and to the Documentation and to the packaging thereof.

3.5 Licensee shall notify ATML if it becomes aware of any unauthorized use of the Licensed Technology or breach of ATML's Intellectual Property Rights therein.


4.         DELIVERY AND SERVICES

4.1        Within 10 days from the date hereof ATML shall deliver to Licensee:-

           4.1.1 one copy of the Licensed Software in the media specified in Schedule 1;

           4.1.2      the Licensed Hardware in the quantities specified in
                      Schedule 1; and

           4.1.3      a copy of the Documentation.

4.2 ATML shall not bear any liability resulting from any delay in the delivery of the aforesaid Licensed Technology to Licensee.

4.3 Risk of loss or damage of the Licensed Technology shall pass to Licensee on actual delivery.


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4.4        ATML shall as part of this Agreement provide the software and hardware services as defined in Schedule 6. These services shall be provided as part of the License Fee.

5.         PAYMENTS

5.1 In consideration of the licenses and other granted to it in this Agreement Licensee shall pay to ATML:

           5.1.1      A one-time License fee of [*] for the Licensed
                      Technology payable in 2 parts, one-third upon the execution of this agreement, and the remaining two-thirds upon the delivery and acceptance by the Licensee of the remaining software features listed in Schedule 1, Part 1. Within 5 working days of delivery of the remaining software features by ATML, Licensee must present in writing to ATML notice of non-acceptance listing specific items of non-performance or the Licensed Technology will be considered as accepted.

           5.1.2 Licensee will also pay a per unit royalty fee as specified in Schedule 4.

           5.1.3 The Maintenance Service Fee of [*] will be invoiced on the date hereof and annually thereafter during the term of this Agreement.

5.2 ATML shall have the right no more than once per year during the term of this Agreement and for 12 months thereafter, directly or through its representative, upon a minimum of 3 days written notice to the Chief Financial Officer to review Licensee's books and records relating only to this Agreement and products supplied within the period of 2 years prior to the date of such notice, the Licensed Technology, for the purpose of ascertaining compliance with the terms of this Agreement. If the results of such review disclose a deficiency in any royalty payable by Licensee to ATML in excess of 5 per cent of the amounts actually paid by Licensee during the period under review, then Licensee shall promptly pay to ATML its entire costs of such review including, but not limited to professional fees, travelling and accommodation expenses. Licensee shall also forthwith pay the shortfall in the Royalties ascertained to be due from such review.

5.3 Any payments due to ATML under this Agreement and not paid on the due date for payment shall bear annual interest at 5% above the then prevailing prime rate from the date payment falls due to the date of actual payment.

5.4 All payments hereunder are expressed net of any value added or sales tax properly due thereon which shall be paid by Licensee in addition. Licensee shall pay, collect and remit all sales, use, withholding and other taxes and charges, including, without limitation, landing fees, import duties and other charges imposed in respect of the Licensed Technology and the Generated Technology (other than income taxes imposed on ATML on its receipt of the Price and Royalties). Licensee further agrees to indemnify and hold ATML harmless against any such liabilities. The provisions of this clause shall continue following termination of this Agreement.

5.5 Unless otherwise agreed in writing by ATML all payments under this Agreement shall be made in US dollars.

6.         WARRANTIES

6.1 ATML, warrants that it has the sufficient right, title and interest in the Licensed Technology to enter this Agreement.

6.2 Licensee acknowledges that the Licensed Technology and the Documentation have not been prepared to meet Licensee's individual requirements and it is therefore the responsibility of Licensee to ensure that the facilities and functions of the Licensed Technology meet its requirements. The license herein operates as a permission only and does not imply any obligation or liability on the part of ATML in respect of quality, fitness for any particular purpose, suitability, performance, maintenance or support of the Licensed




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           Technology except as expressly provided in this Agreement.
           Notwithstanding the above, ATML agrees to provide the support as defined in Schedule 6.

6.3 SAVE AS EXPRESSLY SET OUT HEREIN AND SUBJECT TO THE INDEMNITY IN SUB-CLAUSE 6.1 ALL IMPLIED CONDITIONS AND WARRANTIES AS TO QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE, SUITABILITY OR PERFORMANCE OF THE LICENSED SOFTWARE ARE HEREBY EXCLUDED AND LICENSEE SHALL USE THE LICENSED SOFTWARE AT ITS OWN RISK. NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM THE NEGLIGENCE OF ATML.

6.4 In the event any claim of infringement of third party Intellectual Property Rights being made in respect of the Licensed Technology ATML shall be entitled and at its sole discretion, at its cost to:

           6.4.1 procure the right for Licensee to continue to use the Licensed Technology or any part thereof the subject of the infringement without change; and/or

           6.4.2 make with equivalent functionality, performance and characteristics such alterations, modifications or adjustments to the Licensed Technology or any part thereof subject of the breach to make it not infringe third party Intellectual Property Rights; and/or

           6.4.3 replace in kind the Licensed Technology or any part thereof the subject of the infringement with substitutes with equivalent functionality, performance and characteristics.

           6.4.4 ATML shall reimburse Licensee for its actual costs associated with modifying the Generated Technology because of these changes limited to the actual Licensing Fees and Royalties paid by Licensee.

6.5 In the event that there is an infringement of third party Intellectual Property Rights resulting from changes made by the Licensee to the Licensed Technology then ATML will not be held liable.

6.5 The liability of ATML in contract, tort, negligence or otherwise arising out of or in connection with this Agreement or the performance or observance of its obligations under this Agreement and every applicable part of it shall be limited in aggregate to a sum equal to the aggregate of the Price and Royalties paid by Licensee to ATML at the time such event occurs in respect of which the liability arises.

6.6 In any event neither party shall be liable to the other under, or in connection with this Agreement, in contract, tort, negligence or otherwise for any loss of business, contracts, profits or anticipated savings or for any other indirect or consequential or economic loss whatsoever.

6.7 In any event ATML shall not be liable to Licensee under or in connection with this Agreement, in contract, tort, negligence or otherwise for any loss of business contracts, profits or anticipated savings or for any other indirect or consequential or economic loss whatsoever which results from Licensee's use of the Generated Technology.

6.8 In any event ATML shall not be liable to Licensee under or in connection with this Agreement, in contract, tort, negligence or otherwise for any loss of business contracts, profits or anticipated savings or for any other indirect or consequential or economic loss whatsoever which results from any amendments, modifications or alterations made to the Licensed Technology by the Licensee or its agents.

6.9 Licensee and ATML warrant to each other that they have not relied on any oral representation made by or on behalf of the other or upon any financial projections, business plans or models, description, illustration or specification contained in any catalogues or publicity material or other documentation (except as expressly stated in this Agreement) and acknowledges that such are only intended to convey a general idea of the Licensed Technology and its use and the services referred to therein or Licensee's plans to use the


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           same. Notwithstanding the above, ATML warrants that Licensee can rely on written representations signed by the designated ATML representative specified in Schedule 7 which are expressly stated as applying to this agreement, and the Documentation furnished pursuant to this Agreement.

6.10 Each of the above provisions of this clause 6 shall be extended to any licenser of software to ATML which is incorporated in the Licensed Technology.

6.11 Each provision of this clause 6 excluding or limiting liability shall be construed separately, applying and surviving even if for any reason one or other of those provisions is held inapplicable or unenforceable in any circumstances and shall remain in force notwithstanding the termination of this Agreement.

7.         UNDERTAKINGS OF LICENSEE

7.1 Licensee shall indemnify ATML forthwith on demand and hold it harmless from any loss, claim or damage to persons or property arising out of Licensee's use or possession of the Licensed Technology, the Generated Technology or related material provided that such loss, claim or damages was not caused by the fault or the negligence of ATML, in which case ATML shall indemnify Licensee.

7.2 Licensee agrees as follows for itself and for all its Affiliates during the term of this Agreement Licensee to submit to ATML for its prior approval all references to ATML or the Licensed Technology appearing on any of its literature and to make such amendments, inclusions, deletions and variations thereto as ATML shall reasonably and timely request.

7.3 ATML shall, at its own expense, obtain all necessary customs, import and other governmental authorizations and approvals relating to this Agreement, including transfer of technology approvals and notifications.

7.4 During the term of this Agreement and for 6 months after its expiry or termination Licensee shall maintain reasonably detailed records to fulfill its obligations under this agreement.

7.5 Licensee shall notify ATML promptly of any "bugs" or other unresolved technical problems arising in connection with the installation or use of the Licensed Technology and/or the Generated Technology. ATML agrees to use best commercial efforts to respond to bugs within 48 hours of notification. Bugs are defined as making the hardware or software non operate.

7.6 Licensee shall not export or re-export the Licensed Technology and/or the Generated Technology without the appropriate governmental approvals necessary for such export or re-export and for the avoidance of doubt it shall be the sole responsibility of the Licensee to obtain such approvals.

8.         TERM AND TERMINATION

8.1 This Agreement shall continue for an [*] from the date hereof and thereafter shall continue unless terminated at any time as follows:

           8.1.1 forthwith by notice of termination given in writing by or on behalf of ATML to Licensee in any of the following circumstances:

                     8.1.1.1 if Licensee shall convene a meeting of its creditors or if Licensee becomes unable to pay its debts as and when they fall due or commits an act of bankruptcy or if a trustee, receiver or administrative receiver shall be appointed in respect of all or part of Licensee's business or assets or if any petition is presented or meeting convened for the purpose of considering a resolution or other steps are taken for the winding up of Licensee.

                     8.1.1.2 if Licensee is in material breach of any of the provisions of sub-clause 2.2 which are not corrected with 30 days of written notice; and




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                     8.1.1.3   pursuant to sub-clause 12.9;

           8.1.2     forthwith by notice of termination given by Licensee to
                     ATML:

                     8.1.2.1 in the event of ATML's insolvency, which shall be assessed as for Licensee's insolvency in accordance with sub-clause 8.1.1.1;

                     8.1.2.2   pursuant to sub-clause 12.9.

                     8.1.3 Either party may terminate this Agreement forthwith if the other party is in material breach of this Agreement and fails to remedy such breach within 30 days of receipt of a written notice that it is in breach.

9.         EFFECT OF TERMINATION/EXPIRY

9.1 On termination of this Agreement by Licensee or by a breach of the terms and conditions of this Agreement Licensee shall:

           9.1.1 pay to ATML forthwith the balance of the License Fee and all Royalties which are due and which have not then been paid;

           9.1.2     cease to use the Licensed Technology;

           9.1.3 promptly return to ATML all copies of the Source Code and Object Code of the Licensed Technology and permanently delete the same from all of its computer systems;


           9.1.4 promptly return to ATML at such address as it may specify all items of the Licensed Technology capable of being delivered; and

           9.1.5 within seven days of the date of termination or expiry of this Agreement provide written confirmation to ATML that it has complied with its obligations contained in clauses
                     9.1.3 and 9.1.4.

           9.1.6 Licensee will however, have the right to retain and use sufficient copies of the Licensed Technology to continue to service and maintain its customers and to sell inventory which is in process or on hand.

9.2        The provisions of clauses 2.4.2, 2.4.3, 2.4.4, 2.5, 3.4, 5, 6 (other than clause 6.1), 7.4, 7.6, 9, 11 and 12 shall survive the termination of this Agreement.

10.        PERSONAL LICENSE

10.1 The license herein granted is personal to Licensee and Licensee shall not assign, part with or sublet any interest in it or grant any right under it to any third party without ATML's prior written consent, provided that Licensee assignment to an acquirer of substantially all of Licensee's assets, stock or business shall not require ATML's consent, except to Licensee's assignment to a direct competitor of ATML. In the event of a sale or merger of the Licensee to a direct competitor of ATML, ATML will in principal be prepared to negotiate a license with the acquiring company under similar terms and conditions as in this agreement, provided that the use of such Licensed Technology is in the core business market of the Licensee as defined in Schedule 2. Such agreement with the acquiring company will not be unreasonably withheld.

11.        CONFIDENTIALITY



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11.1       Both Licensee and ATML agree with each other to keep all information that they obtain about the other concerning the business, finances, technology and affairs of the other, and in particular but not limited to the Licensed Technology (including the Source Code) and the Source Code of the Generated Technology, and regardless of its nature, strictly confidential.

11.2       Licensee and ATML hereby agree with each other:

           11.2.1 not to use such confidential information save as agreed in writing with the disclosing party; and

           11.2.2 to procure that all persons or entities (including employees) to whom they do disclose the confidential information keep it strictly confidential and that they are bound by the terms of this Agreement; and

           11.2.3 not to copy or reproduce such confidential information without the prior written consent of the other party hereto; and

           11.2.4 that Licensee shall not disclose the Licensed Technology (save in accordance with the terms of this Agreement) or the Source Code of the Licensed Technology.

11.3       The provisions of this clause 11 shall cease to apply:

           11.3.1 to information that has come into the public domain other than by breach of this clause or any other duty of confidence; and

           11.3.2 to information that is obtained from a third party without breach of this clause or any other duty of confidence; and

           11.3.3 to information that is known by either party, in connection with the other party, prior to entering into this Agreement, and which has been disclosed to either party by a third party, other than Licensee or ATML or any Affiliate of them and not in breach of any duty of confidence; and

           11.3.4    to information that is trivial or obvious.

12.        GENERAL

12.1 No waiver of any breach of any provisions of this Agreement shall constitute a waiver of a prior, concurrent or subsequent breach of the same or any other provision hereof and no waiver shall be effective unless made in writing.

12.2 No variation of the terms of this Agreement shall be binding on either party unless it is made in writing and signed in the case of ATML by a Director of ATML and in the case of Licensee by an officer of Licensee.

12.3 ATML reserves the right to assign this Agreement or to delegate any right or obligation of it hereunder in whole or in part to any other company.

12.4 The provisions of this sub-clause 12-4 and of clauses 9 and 11 and sub-clauses 6.2 to 6.8 and 12.8 of this Agreement shall remain in full force and effect and binding between the parties following termination or expiry of this Agreement for any reason whatsoever.

12.5       In respect of notices:

           12.5.1 Any notice required to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile or by first class registered or recorded delivery post within the United Kingdom or by registered airmail post outside the United Kingdom correctly addressed to the relevant party's address specified in this Agreement or to such other person and address as either party may designate from time to time in accordance with this clause.

           12.5.2 Any notice pursuant to sub-clause 12.5.1 shall be deemed to have been served:

                     12.5.2.1  if hand delivered at the time of delivery;

                     12.5.2.2 if sent by facsimile at the completion of transmission during business hours at its destination or if not within business hours at the opening of business hours at its destination on the next business day but subject to (1) proof by the sender that it holds a printed record confirming despatch of the transmitted notice and
                               (2) despatch of the notice by post in accordance with sub-clause 12-5.1 on the same day as its transmission;

                     12.5.2.3 if sent by post within 48 hours of posting (exclusive of the hours of Sunday) if posted to an address within the country of posting and seven days of posting if posted to an address outside the country of posting.

           12.5.3 For the purpose of clause 12.5.2 "business hours" means between 09.00 and 17.30 and "business day" means a day between Monday and Friday inclusive on which banks in the country of the addressee are open for business.

12.6 This Agreement constitutes the entire Agreement between ATML and Licensee with respect to the licensing of the Licensed Technology.

12.7 Neither party shall publicize the terms of this Agreement or the discussions relating to it without the prior written consent of the other (save as legally required).

12.8       In respect of termination payments:

           12.8.1 Neither ATML nor Licensee shall be liable to the other as a result of any termination of this Agreement in accordance with its terms, and shall not otherwise have any obligation (statutory or otherwise) to compensate or reimburse the other for any claims or damages whatsoever, lost revenues or profits, expenditures, investments, leasehold or employment obligations or other continuing commitments of the other;

           12.8.2    Licensee and ATML agree:

                     12.8.2.1 to waive all compensation and damages, whether direct, consequential or otherwise, to which it may otherwise have a right under any applicable law; and

                     12.8.2.2 to indemnify and hold each other harmless from and against all claims of the employees and agents of each other for compensation or severance, disability, social security or similar payments.


12.9 Neither ATML nor the Licensee shall, subject to the following provisions of this clause, be liable for failure to perform any obligation under this Agreement if the failure is caused by war, insurrection, riot, fire, explosion, flood, strike, lock-out, injunction, inability to obtain fuel, power, raw materials, labor, containers or transportation, accident, malfunction of machinery or apparatus, national defence requirements acts or regulations of national or local governments, denial of export or import licenses, earthquake, or act of God, or any other cause beyond the control of the parties provided that:

           12.9.1 notwithstanding the above provisions, the occurrence of a force majeure event or condition described above shall not relieve Licensee in any manner whatsoever from its obligations to pay to ATML any amounts then due and owing to ATML pursuant to the terms of this Agreement;

           12.9.2 the party claiming relief pursuant to the above provisions shall promptly notify the other party in writing of the facts indicating the existence of any force majeure event or condition and the relief claimed and the parties agree to use their best endeavors to overcome such conditions;

           12.9.3 the above provisions shall not relieve either party of its obligation to perform its part of this Agreement at such time and to such extent as may be possible subsequent to the occurrence of the events or conditions described above and within reasonable time after such occurrence;

           12.9.4 should such event or conditions continue unabated, despite the parties' best endeavors to overcome them, for three months from the date of notice given pursuant to sub-clause 12.9.3, the party receiving such notice shall have the option to terminate this Agreement without liability to the other party for the consequences of such termination by giving written notice.

12.10 If any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall, to such extent as it shall be determined to be illegal, invalid or unenforceable under such law, be null and void but this Agreement shall otherwise remain in full force and effect.

12.10 Each party agrees not to take any action that would or does adversely affect the reputation or goodwill of either party or its products.

12-11 This Agreement shall be governed by the laws of the State of California.


IN WITNESS the parties have executed this Agreement the date first above written.


Signed for and on behalf of Advanced
Telecommunications Modules Limited

-----------------------------------------
Print Name

----------------------------------------
Position

----------------------------------------
Date

----------------------------------------
Signed for and on behalf of Licensee

----------------------------------------
Print Name

----------------------------------------
Title

----------------------------------------
Date

                                   SCHEDULE I

                                     PART 1

                                LICENSED SOFTWARE

The following software shall be supplied by ATML to Licensee in accordance with the provisions of this Agreement.

PART NO.   NAME
VT3000     [*]
VT5000     [*]
                  Interfaces to establish [*]
                  Software interfaces for telnet to allow [*].



                                     PART 2

                                LICENSED HARDWARE

VT5100 [*]
Licensee will be granted the rights to use the following devices. The will be supplied under the terms and conditions of a separate International OEM Supplier agreement.
VT6000     [*]
VT6100     [*]




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 2

                              DESIGNATED EQUIPMENT

The Licensed Technology and Generated Technology may only be incorporated into head-end or interface cards developed, manufactured and sold by the Licensee or its agents to [*] for the delivery of data using ATM protocols over coax or hybrid coax cable networks.




This Schedule may be amended from time to time by the written Agreement of the parties.







*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 3

                              MAINTENANCE SERVICES


Maintenance service with respect to Licensed Technology entitles Licensee to receive product updates, product upgrades, technical bulletins and documentation updates as they become Public Updates. Maintenance service also entitles Licensee to receive email, telephone or fax assistance in the correction of problems. A Product Update occurs when ATML issues a public release of a product which adds features or functionality which exceeds current specifications as set forth in the product documentation.

1. Error Corrections. ATML shall provide efforts to correct any documented reproducible errors in the Source Code of the Licensed Technology within a reasonable time, and to use due diligence to rectify such errors that have been notified in writing by Licensee, provided, that such program errors have not been introduced through modifications to the Licensed Technology made by or on behalf of the Licensee.

2. Product Upgrade. Should ATML make any Product Upgrade, ATML will undertake to:

           2.1.      Inform Licensee of such Product Upgrade; and

           2.2       Supply Licensee with the said Product Upgrade; and

           2.3. provide advance notification to Licensee of pending changes such that Licensee can timely integrate its changes into the Generated Technology.

3. Licensee shall be solely responsible for directly supporting and providing maintenance of all or any part of the Licensed Technology, Generated Technology and documentation as provided to Licensee's customers. ATML shall have no obligation to provide any direct consultation or maintenance support to Licensee's customers with respect to all or any part of the Licensed Technology, Generated Technology or other subject matter of this Agreement.

4. License Grants to Updates or Upgrades. Any rights and obligations of Licensee to Source Form and Object Form of the Licensed Technology shall extend to any updates or upgrades upon delivery from ATML to Licensee.

5. Limitations. If ATML is requested, to correct an error and such error is found to be caused by Licensee's negligence, modification by Licensee, Licensee supplied data, operator error or misuse, or any other cause not inherent in the Source Code of the Licensed Technology, Licensee agrees to pay for such support services on a time and material basis at ATML's then prevailing standard rates and on ATML's standard terms of business at the time such service is provided to Licensee by ATML.

                                   SCHEDULE 4

                            LICENSE AND ROYALTY FEES

           The license and royalty fees for each use of the Licensed Technology or the Generated Technology are:

=================================================================================================================================
                                                       License
PART NO.            Name                               Type            License Fees                       Royalty
---------------------------------------------------------------------------------------------------------------------------------
VT5000              VM8100 Virata                      PCR             as described in this               See Below
                    Switch Ethernet                                    Section 5 of this
                    Adapter Software                                   agreement
                    Access Pack
---------------------------------------------------------------------------------------------------------------------------------
VT5100              VM8100 Virata                      PCR             as described in                    See Below
                    Switch Ethernet                                    Section 5 of this
                    Adapter Hardware                                   agreement
                    Access Pack
=================================================================================================================================


           Per-unit Royalties will be payable on all products sold which contain the Licensed Technology or Generated Technology as set forth below:

           [*] of "Equivalent Sales Price" of the unit, whichever is less, capped by a lifetime maximum of [*].

           DEFINITIONS:

           "Equivalent Sales Price" shall be the greater of the actual sales price of the unit, or the complete manufactured cost of the unit with the Licensee's standard markup applied.

           Per-copy royalty ("PCR") - The license granted in accordance with the terms of this Agreement are to provide and install object code derived from the Licensed Technology on a specified number of systems. The Licensee will prior to the grant of any such license establish and operate procedures acceptable to ATML by which the number of such installations can be recorded. Licensee will submit such proposed procedures to ATML for approval prior to the grant of any such license and will not grant any such license until the procedures have been approved by ATML. Licensee will notify ATML on a quarterly basis of the number of such installations and will pay the appropriate Royalty to ATML in accordance with the provisions of clause 5 of this Agreement. For the avoidance of doubt royalties shall be paid on the Generated Technology mutatis mutandis to the payment of royalties on the Licensed Technology from which it was derived.





*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE 5

                                  THE TERRITORY

                                   The world.

                                   SCHEDULE 6

                  SOFTWARE AND HARDWARE SERVICES TO BE PROVIDED

Com21 acknowledges that this Licensing Agreement and associated Maintenance Services provide for only scheduled training, and phone and email support of a consultation nature. All contacts with ATML engineering will be through a single designated support person.

During the technology integration phase where Com21 modifies the Licensed Technology and develops its Generated Technology, ATML may provide at its convenience additional engineering review support for Com2 I's design and modifications. This will only be on a scheduled basis, and will not include design engineering or debugging assistance besides the support of a consultation nature as provided in this agreement. ATML, at its discretion, may allow the use of its facilities in a scheduled and pre-agreed manner to facilitate Com21's development, debugging and bring-up of the Generated Technology. This does not imply a commitment on ATML's part to engineering design or support beyond that described in this agreement, nor does it imply a guarantee of operability of Com2 I's generated technology.

ATML will make available sufficient engineering time to review Com21's schematic (to occur in late March, 1996) and PCB layout (to occur in early April, 1997) for the 10BaseT design modification being undertaken by Com21 personnel based on ATML's Ethernet card. Such face to face joint working sessions would include review of the CAM, new Ethernet chip, ATM425 interface additional UART, among others. Licensee estimates this support would be over an elapsed period of approximately 24 hours.

ATML will provide consulting engineering in assisting Licensee in making the modified 10BaseT board operational (bringing it up). Licensee estimates that this support would be over an elapsed period of approximately 40-60 hours (to occur in late April, 1997).

ATML will provide consulting engineering to review the Ethernet and ATM driver code changes, and provide standard consulting support as described in this agreement for the initial SNMP and miscellaneous software integration for Licensee's controller card that uses ATML's OS. This would be over an elapsed period of approximately two (2) weeks (to occur in late February, 1997). ATML may, at its sole discretion, permit the use of its facilities to assist Com21 during this debug and integration phase.

In addition, ATML will provide support for general questions regarding the Licensed Technology as well as development environment on an ongoing basis as described in this agreement.

Licensee shall provide ATML with a detailed schedule of support requests. Licensee will use its best efforts to inform ATML of schedule changes at least 4 weeks in advance. ATML cannot guarantee the availability of specific engineering resources without such advanced notice and prior agreement from ATML.

                                   SCHEDULE 7

                         ATML DESIGNATED REPRESENTATIVE


Fred Sammartino, Vice President of Business Development

The above stated contact may change from time to time with written notice to Licensee.